Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), effective May 4, 2005 (the “Effective Date”), by and between AMN Healthcare Services, Inc., a Delaware corporation (the “Company”), and Susan R. Nowakowski, an individual (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be so employed and to serve from and after the Effective Date, in the capacity of President and Chief Executive Officer and to continue to perform services on its behalf in said position;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT

The Company agrees to continue to employ the Executive, and the Executive agrees to continue to serve the Company, on the terms and conditions set forth herein.

2. TERM

Subject to Section 5 hereof, the Executive’s employment under this Agreement shall commence on the Effective Date and shall end on the fourth anniversary of the Effective Date (the “Initial Term”); provided that such term shall be automatically extended for additional one-year periods, unless, not later than 120 days prior to the expiration of the Initial Term (or any extension thereof pursuant to this Section 2) either party hereto shall provide written notice of its or her desire not to extend the term hereof to the other party hereto. As used herein, the term “Term” shall mean the Initial Term together with each one-year extension.

3. POSITION AND DUTIES

(a) The Executive shall be duly elected, effective on the Effective Date, and shall thereafter during the Term continue to serve, as President and Chief Executive Officer of the Company and shall perform such duties and exercise such supervision and powers over and with regard to the business of the Company customarily associated with the position of President and Chief Executive Officer, as well as such duties and services required herein and as may be reasonably assigned to her from time to time by the Board of Directors of the Company (the “Board”). The Executive shall also serve as a director of each wholly-owned subsidiary of the Company to which she is appointed by the Company. Other than (i) the Executive Chairman of the Board and (ii)

internal auditors of the Company who report directly to the Audit Committee of the Board, all employees of the Company shall report directly or indirectly to the Executive; and the Executive shall report to the Board. The Executive shall perform her duties to the best of her ability and in a diligent and proper manner. In addition, during the Term, the Company shall nominate the Executive for election to the Board by the shareholders of the Company so that she may continue to serve as a director of the Company in accordance with the Company’s By-Laws.

(b) Except during vacations and periods of illness, the Executive shall, during the Term, devote all her business time (as opposed to personal time) and attention to the performance of services for the Company and its subsidiaries hereunder; provided, however, that the Executive shall be permitted, to (i) continue to serve on the boards of the business enterprises on which she is serving as of the Effective Date, (ii) subject to the prior consent of the Corporate Governance Committee of the Board (the “Corporate Governance Committee”), serve on any board of any business enterprise other than those referenced in clause (i) above, and (iii) serve on any board of any non-profit organization without obtaining such a consent. Notwithstanding the foregoing, the Corporate Governance Committee shall have the right, at any time during the Term, to require that the Executive resign from her position on the board or trusteeship of any for-profit organization, effective as soon as such resignation may be properly effected under applicable law, and the charters, by-laws or other governing documents of the applicable for-profit organization. On or before the Effective Date, the Executive shall provide the Corporate Governance Committee with a list of the boards and committees on which she is serving as of the Effective Date.

4. COMPENSATION AND RELATED MATTERS

(a) Salary.

(i) During the Term, the Company shall pay to the Executive a base salary at a rate of not less than $500,000 per annum, payable in accordance with the usual payroll practices of the Company, but not less frequently than monthly. The Executive’s base salary may be increased from time to time by the Compensation Committee of the Board (the “Committee”) and, if so increased, shall not thereafter be decreased during the Term. As used herein, “Base Salary” means the Executive’s initial salary hereunder as the same may be increased during the Term.

(ii) With respect to the Executive’s Base Salary for any fiscal year of the Company (“Fiscal Year”) following Fiscal Year 2005, the Committee and the Executive shall work together in good faith to finalize the Base Salary for such Fiscal Year no later than the last day of the immediately preceding Fiscal Year. Following the Effective Date, the Committee shall retain a compensation consultant to prepare a report regarding the base salaries and bonus arrangements extended by comparable companies to their Chief Executive Officers, and the Committee shall take such report into account in determining the Base Salary and the Bonus (as defined below) applicable to Fiscal Year 2006. Notwithstanding anything in this Agreement to the contrary, the Executive shall not be entitled to assert that any breach of this

Section 4(a)(ii) constitutes grounds for the Executive’s termination of her employment for “Good Reason” (as defined below).

(b) Welfare and Retirement Benefits. During the Term, the Executive shall be entitled to participate in all of the Company’s employee pension plans, welfare benefit plans, tax-deferred savings plans or other welfare or retirement benefits or arrangements (including any insurance or trust arrangements maintained generally for the benefit of the Company’s employees) and in which the executive officers of the Company are entitled generally to participate (collectively, the “Company Benefit Plans”) on terms no less favorable than those available to other senior executives of the Company as in effect from time to time.

(c) Annual Bonus.

(i) Subject to and in accordance with the AMN Healthcare Services, Inc. Senior Management Bonus Plan, as such plan may be amended from time to time and approved by the Company’s shareholders (the “Bonus Plan”), the Executive shall be eligible to earn an annual bonus (the “Bonus”) for each Fiscal Year ending during the Term, based upon the Company’s achievement of performance goals, which goals shall be one or more of the “Performance Criteria” set forth in the Bonus Plan. In no event later than 90 days after the commencement of each Fiscal Year (other than Fiscal Year 2005), the Committee shall establish a Company performance goal target (the “Target”) for such Fiscal Year, which may consist of one or more Performance Criteria. Pursuant to the Bonus Plan, the “Actual Performance” of the Company shall be determined by the Committee. The Committee will determine annually if Actual Performance equals or exceeds the Target in respect of such Fiscal Year. In each case, the applicable Base Salary shall be that in effect on the last day of the relevant Fiscal Year. Notwithstanding the foregoing, and subject to the Bonus Plan and the proration described below in this Section 4(c) for the period of Fiscal Year 2005 beginning with the Effective Date, the amount of the Bonus shall be determined as follows:

Actual Performance	Percentage of Base Salary
Less than 90% of Target	0
90% of Target	20%
92% of Target	28%
94% of Target	35%
96% of Target	40%
98% of Target	45%
100% of Target	50%
110% of Target	100%

For Actual Performance between 100% and 110% of the Target, the Bonus shall be 50% of Base Salary plus 5% of Base Salary for each whole percentage point by which the Actual Performance exceeds 100% of Target.

Notwithstanding the foregoing, the Bonus for Fiscal Year 2005 shall be pro rated to only relate to the period from the Effective Date through December 31, 2005 such that the Bonus shall be determined based on Actual Performance for 2005 pursuant to this Section 4(c)(i) and then multiplied by a fraction the numerator of which shall be the number of days from the Effective Date through the last day of Fiscal Year 2005 and the denominator of which shall be 365. For the portion of Fiscal Year 2005 prior to the Effective Date, the Executive shall receive a pro rata portion of the bonus for Fiscal Year 2005 to which she is entitled under the Bonus Plan and Performance Criteria that the Committee previously approved for the Executive in her prior capacity as President and Chief Operating Officer.

(ii) Subject to the Bonus Plan, with respect to the Bonus for any Fiscal Year of the Company following Fiscal Year 2005, the Committee and the Executive shall work together in good faith to establish the Targets, corresponding Base Salary percentages and other terms and conditions applicable to the Bonus for such Fiscal Year no later than the last day of the immediately preceding Fiscal Year. As provided above in Section 4(a)(ii), following the Effective Date, the Committee shall retain a compensation consultant to prepare a report regarding the base salaries and bonus arrangements extended by comparable companies to their Chief Executive Officers, and the Committee shall take such report into account in determining the Base Salary and the Bonus applicable to Fiscal Year 2006. Notwithstanding anything in this Agreement to the contrary, the Executive shall not be entitled to assert that any breach of this Section 4(c)(ii) constitutes grounds for the Executive’s termination of her employment for Good Reason (as defined below).

(iii) The Bonus shall be paid on the date on which bonuses are typically paid to the senior most executives of the Company (such date, the “Bonus Payment Date”); provided, however, that the Bonus Payment Date shall in no event be later than two and one-half months following the end of the Fiscal Year to which such Bonus relates, and provided, further, that such Bonus shall not be payable to the Executive if her employment is terminated after the Fiscal Year as to which such Bonus relates and before the Bonus Payment Date by the Company under subsection 5(c) hereof (for Cause).

(d) Stock Options. Subject to Committee approval, not later than two days following the Effective Date, the Company shall deliver a Non Qualified Stock Option Agreement in the form annexed hereto as Exhibit A, pursuant to which the Company shall grant to the Executive “non qualified” stock options to purchase 200,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) as provided in such agreement.

(e) Stock Option/Restricted Stock/SAR Plans. Subject to Committee approval, the Executive shall be eligible to participate in (i) any stock option plan or program, (ii) any restricted stock plan or program, (iii) any stock appreciation rights plan or program and (iv) any other equity plan or program (each, an “Equity Plan,” and collectively, “Equity Plans”) that the Company adopts during the Term. The

Executive’s participation under any such Equity Plan shall be at a level commensurate with her position as President and Chief Executive Officer as determined by the Committee in its discretion. Notwithstanding the foregoing, the Executive, in her sole discretion, may elect not to participate in any such Equity Plan.

(f) Vacations. During the Term, the Executive shall be entitled to the number of days of paid time off (“PTO”) in each Fiscal Year determined in accordance with the Company’s PTO policies.

(g) Expenses. During the Term, the Executive shall be entitled to receive reimbursement from the Company of all reasonable business expenses incurred by the Executive in performing services hereunder, including all travel expenses and living expenses while away from home on business or at the request of, and in the service of, the Company.

(h) Attorneys’ Fees. The Company shall pay directly or reimburse the Executive on an after-tax basis for all reasonable attorneys’ fees and costs incurred by the Executive in the negotiation and creation of this Agreement and the related Non Qualified Stock Option Agreement; provided, however, that the Company shall have no obligation to reimburse such fees in excess of $20,000.

5. TERMINATION

The Executive’s employment hereunder and the Term may be terminated under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon her death. In the case of any such termination upon death, the Executive’s estate shall be entitled to the payments and benefits described in Section 6(a).

(b) Disability. If the Executive is unable to timely and regularly perform her duties hereunder due to physical or mental illness, injury or incapacity, as determined by the Board in good faith based on medical evidence acceptable to it (a “Disability”), and such Disability continues for a period of six consecutive months, then the Company may terminate the Executive’s employment hereunder. A return to work for less than 30 consecutive days during any period of Disability shall not be deemed to interrupt the running of (and shall be included in) the aforementioned six-month period. In the case of any such termination by the Board on account of Disability, the Executive shall be entitled to the payments and benefits described in Section 6(a).

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean a termination of employment of the Executive by the Company due to (i) the commission by the Executive of an act of fraud or embezzlement against the Company or any of its subsidiaries or the conviction of the Executive in a court of law, or guilty plea or no contest plea, of any charge involving an act of fraud or embezzlement (including the willful and unauthorized disclosure of information of the Company or any of its subsidiaries which the Executive knows or should know to be material, confidential and proprietary to the Company or any of its subsidiaries, which results, or could reasonably have been expected to result, in material financial loss to the Company or any of its subsidiaries), (ii) the conviction of the Executive in a court of law, or guilty plea or no contest plea, to a felony charge, (iii) the willful misconduct of the Executive as an employee of the Company or any of its subsidiaries which is reasonably likely to result in injury or financial loss to (I) the Company or (II) to any subsidiaries of the Company, which injury or loss is material to the Company taken as a whole, (iv) the willful failure of the Executive to render services to the Company or any of its subsidiaries in accordance with the Executive’s employment, which failure amounts to a material neglect of the Executive’s duties to the Company and does not result from physical illness, injury or incapacity, and which failure is not cured promptly after adequate notice of such failure and a reasonably detailed explanation has been presented by the Company to the Executive, or (v) a material breach of any of the covenants in subsections 3(a), 3(b) or Section 10 hereof by the Executive, which breach is not cured, if curable, within 30 days after a written notice of such breach is delivered to the Executive. The Executive shall not be deemed to have been terminated for Cause unless the Company shall have given or delivered to the Executive (1) reasonable notice setting forth the basis for termination for Cause, and (2) a reasonable opportunity for the Executive, together with her counsel, to request reconsideration by and be heard before the Board, provided; however, that such notice and opportunity to be heard shall not be required if the Board, based on the advice of counsel, deems it inconsistent with its fiduciary duties and so advises the Executive.

For purposes of determining whether the Executive was given “reasonable notice” and “reasonable opportunity to be heard” in connection with any determination by the Board as to whether Cause exists, 10 business days’ notice of the Board meeting shall be deemed to constitute “reasonable notice” (without prejudice to the determination of whether some other period would also constitute “reasonable notice”), and the opportunity for the Executive and her counsel to present arguments to the Board at such meeting as to why the Executive believes that no Cause exists shall constitute “reasonable opportunity to be heard” (without prejudice to the determination of whether some other forum or method would also constitute a “reasonable opportunity to be heard”). For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

(d) Termination by the Executive for Good Reason. The Executive may voluntarily terminate her employment hereunder at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) a material breach by the Company of this Agreement (for the avoidance of doubt, other than any breach of Section 4(a)(ii) or 4(c)(ii)) or of the Non-Qualified Stock Option Agreement, which breach is not cured within 30 days after the Board’s receipt of written notice of such non-compliance from the Executive; (ii) the assignment to the Executive without her consent by the Company of duties materially and adversely inconsistent with the Executive’s position, duties or responsibilities as in effect immediately after the Effective Date, including, but not limited to, any material reduction in such position, duties or responsibilities, or a change in the Executive’s title or office, as then in effect, or any removal of the Executive from any of such positions, titles or offices, or any failure to elect or reelect the Executive as a member of the Board or any removal of the Executive as such a member, except in connection with the termination of her employment pursuant to any of subsections 5(a), 5(b) or 5(c) hereof; or (iii) the relocation of the Company’s headquarters to a place more than 50 miles from its location as of the Effective Date without the approval of the Executive.

(e) Termination by the Company Without Cause. The Company may at any time terminate the Executive for any reason, and, except for the amounts payable pursuant to subsection 6(b) hereof (or as otherwise set forth in any equity agreement), the Executive shall have no claim against the Company under this Agreement or otherwise by reason of such termination.

(f) Termination by the Executive Without Good Reason. The Executive may at any time terminate her employment hereunder without Good Reason; provided that the Executive will be required to give the Company at least 90 days’ advance written notice of a resignation without Good Reason.

(g) Notice of Termination. Any termination of the Executive’s employment hereunder, by the Company or by the Executive (other than termination pursuant to subsection 5(a) hereof), shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

6. COMPENSATION UPON TERMINATION

(a) Death or Disability. If the Executive’s employment hereunder terminates pursuant to subsections 5(a) (Death) or 5(b) (Disability), the Executive or her estate (as the case may be) shall be entitled to receive: (i) a lump sum payment on the date of such termination equal to the amount of any earned, but unpaid Base Salary through the date of such termination; and (ii) an additional lump sum payment not later than thirty (30) days following such termination equal to (A) two times Base Salary, and (B) the amount of any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination. In addition, the Executive or her estate, as the case may be, shall be entitled to receive the Bonus for the Fiscal Year in which such termination occurs, which is provided under the Bonus formula for such Fiscal Year, based on Actual Performance for such Fiscal Year as if the Executive had remained in the employ of the Company through the end of such Fiscal Year. Such Bonus to be paid as and when bonuses are paid to the other senior executives of the Company. In addition, for a period of 24 months after such termination, the Executive (unless the termination is the result of the Executive’s death) and her eligible dependents shall, to the extent permitted under the applicable plans of the Company as in effect on the date of such termination be eligible to continue to participate in the medical, life, dental and disability insurance coverage provided to employees at the Company’s expense; provided, however, that after such termination the Executive shall continue to pay premiums in respect to such coverage to the same extent that the Executive was paying such premiums immediately prior to such termination.

(b) Termination by the Company Without Cause or by the Executive for Good Reason.

(i) If the Executive’s employment is terminated by the Company pursuant to subsection 5(e) (Without Cause) or if the Executive terminates her employment pursuant to subsection 5(d) (for Good Reason), then the Executive shall be entitled to receive: (A) a lump sum payment on the date of such termination equal to the amount of any earned, but unpaid Base Salary through the date of such termination; and (B) an additional lump sum payment not later than thirty (30) days following such termination equal to (I) any earned but unpaid Bonus; and (II) the amount of any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination. In addition, and subject to the Executive’s continued compliance with Section 10 of this Agreement, the Executive shall be entitled to receive (1) the “Salary Severance Benefit” and the “Bonus Severance Benefit” (as each term is defined in subsection 6(b)(ii)) and (2) continued eligibility to participate in the medical, life, dental and disability insurance coverage for the Executive and her eligible dependents to the extent permitted under the applicable plans of the Company as in effect on the date of such termination, at the Company’s expense through the end of the Severance Term; provided, however, that after such termination the Executive shall continue to pay premiums in respect to such coverage to the same extent that the Executive was paying such premiums immediately prior to such termination. The Salary Severance Benefit and the Bonus Severance Benefit shall be paid in equal installments over the Severance Term in accordance with the Company’s usual payroll practices and shall be subject to the Executive’s continued compliance with Section 10 of this Agreement. The Executive shall have no further rights to any compensation or other benefits under this Agreement. Any other benefits (including rights to stock, stock options, retirement income and insurance) due the Executive following termination pursuant to subsection 5(e) or 5(d) hereof shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not be entitled to payments or benefits under any separately stated severance plan, policy or program of the Company. Notwithstanding anything in this Agreement to the contrary, if required to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then: (A) the Salary Severance Benefit and the Bonus Severance Benefit for the first six (6) months of the Severance Term shall accrue during such six (6) months, but shall not be paid to the Executive until the first day of the seventh month of the Severance Term; and (B) the Executive shall pay the life insurance premiums applicable to the first six (6) months of the Severance Term, for which the Executive shall be reimbursed on an after-tax basis on the first day of the seventh month of the Severance Term.

(ii) For purposes of this Section 6, the following terms shall have the meaning set forth in this subsection 6(b)(ii).

(1) “Severance Term” shall mean 24 months.

(2) “Salary Severance Benefit” shall mean the Executive’s Base Salary that would have been payable from the effective date of termination through the end of the Severance Term based on the Base Salary in effect on the effective date of the termination.

(3) “Bonus Severance Benefit” shall mean an amount equal to two (2) times the Bonus (based on the Company attaining 100% of the Target under the program of the Bonus Plan in effect at the time of such termination).

(iii) Termination Following a Change in Control. Notwithstanding anything to the contrary in this Agreement, if the Executive’s employment is terminated pursuant to subsections 5(d) or 5(e) hereof within one year following a Change in Control (as defined below), in lieu of receiving the amounts set forth in the second sentence of Section 6(b)(i) hereof, the Executive shall receive a lump sum payment, payable as soon as reasonably practicable following the date of such termination, in an amount equal to the sum of (A) the Salary Severance Benefit, (B) the Bonus Severance Benefit, and (C) the amount of any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination. In addition, for a period of 24 months after such termination, the Executive and her eligible dependents shall, to the extent permitted under the applicable plans of the Company as in effect on the date of such termination, be eligible to continue to participate in the medical, life, dental and disability insurance coverage provided to employees at the Company’s expense; provided, however, that after such termination the Executive shall continue to pay premiums in respect to such coverage to the same extent that the Executive was paying such premiums immediately prior to such termination. In addition, any unvested shares of restricted stock, unvested options or other equity-based compensation awards held by the Executive automatically shall become 100% vested upon any Change in Control, as provided in the Executive’s Stock Option Agreements. For purposes of this Section 6(b)(iii), the term “Change in Control” shall have the meaning set forth in the Non Qualified Stock Option Agreement in the form attached hereto as Exhibit A.

(c) Termination by the Company For Cause or by the Executive Without Good Reason. If the Executive’s employment is terminated by the Company under subsection 5(c) (for Cause) or by the Executive under subsection 5(f) (without Good Reason), the Executive shall be entitled to receive: (i) a lump sum payment on the date of such termination equal to the amount of any earned, but unpaid Base Salary through the date of such termination; and (ii) an additional lump sum payment not later than thirty (30) days following such termination for reimbursement of any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination. If the Executive’s employment hereunder is terminated by the Executive under subsection 5(f) (without Good Reason), the Executive shall also be entitled to receive any earned but unpaid Bonus not later than thirty (30) days following such termination. The Executive shall have no further rights to any compensation or other benefits under this Agreement. Any other benefits (including rights to stock, stock options, retirement income and insurance), due the Executive following termination of the Executive’s employment under Section 5(c) or 5(f) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not be entitled to any payments or benefits under any separately stated severance plan, policy or program of the Company.

(d) Expiration of the Employment Term. In the event that the Company or the Executive elects not to extend the Term as provided in Section 2 hereof, the Executive’s employment shall be terminated upon the expiration of the Term, and, subject to Section 14 hereof, the provisions of this Agreement shall cease to apply effective as of such expiration, and the Executive shall be entitled to receive only the following: (i) any accrued but unpaid Base Salary through the date of termination; (ii) reimbursement of any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of termination; and (iii) any earned but unpaid Bonus. The Executive shall thereafter receive no other compensation or benefits, other than pursuant to the terms of the plans, policies and practices of the Company; provided, however, that the Executive shall not be entitled to any payments or benefits under any separately stated severance plan, policy or program of the Company.

(e) Execution of Release of All Claims. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments to which the Executive is entitled under this Section 6 in the case of termination as a result of Disability, termination by the Company without Cause or termination by the Executive for Good Reason (other than payments of accrued and unpaid Base Salary and Bonus and reimbursement of business expenses) are conditional upon and subject to the Executive’s execution of a release substantially in the form attached hereto as Exhibit B (which form may be reasonably modified from time to time).

7. EXCISE TAX GROSS-UP.

(a) Notwithstanding anything in this Agreement to the contrary, and except as set forth in the last sentence of this subsection 7(a) below, if it is determined that any payment, benefit or distribution by the Company or its subsidiaries or affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or to any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, if it is determined that the Executive is entitled to a Gross-Up Payment, but that the aggregate value of the Payments do not exceed 105% of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive, and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b) Subject to the provisions of Section 7(e) below, all determinations required to be made under this Section 7, including whether any Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”), which may be the Company’s regular outside auditors. The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the date of the Executive’s termination of employment or any earlier time selected by the Company. All fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 7 shall be paid by the Company. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive no later than five calendar days following receipt of the Accounting Firm’s determination (but in no event later than five calendar days prior to the due date for the Executive’s income tax return on which the Excise Tax is to be included). Absent manifest error, any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive; provided, that following any payment of a Gross-Up Payment to the Executive (or to the Internal Revenue Service or other taxing authority on the Executive’s behalf), the Company may require the Executive to sue for a refund of all or any portion of the Excise Taxes paid on the Executive’s behalf, in which event the provisions of subsection 7(e) below shall apply. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision) at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Company, which should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to subsection 7(e) hereof, and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall so notify the Company, and the Company shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as soon as reasonably practicable. Any such Underpayment shall be promptly paid by the Company to the Executive (or to the Internal Revenue Service or other applicable taxing authority on the Executive’s behalf).

(c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by subsection 7(b) hereof.

(d) The federal, state and local income or other tax returns filed by the Executive and the Company will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive will make proper payment of the amount of any Excise Tax.

(e) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of a Gross-Up Payment or an Underpayment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive receives written notification of such claim, and the Executive shall further provide to the Company copies of any written correspondence from the Internal Revenue Service regarding such claim. The Executive shall not pay such claim prior to the expiration of the 30-calendar-day period following the date on which she gives such notice to Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) provide the Company with any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax and all income, employment and other taxes (including interest and penalties with respect thereto) imposed as a result of such contest and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection 7(e), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall pay the amount of such payment to the Executive along with an additional Gross-Up Payment, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax and all income, employment and other taxes (including interest or penalties with respect thereto) imposed with respect to such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(f) If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection 7(e), the Executive receives any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of a Gross-Up Payment but before the payment by the Executive of the Excise Tax, it is determined by the Accounting Firm that the Excise Tax payable by the Executive is less than the amount originally computed by the Accounting Firm and consequently that the amount of the Gross-Up Payment is larger than that required by subsection 7(a), the Executive shall promptly refund to the Company the amount by which the Gross-Up Payment initially made to the Executive exceeds the Gross-Up Payment required under subsection 7(a) together with interest on such excess amount.

(g) If it is ultimately determined (by Internal Revenue Service private letter ruling or closing agreement, court decision or otherwise) that Gross-Up Payments and/or advances and/or Underpayments and/or any other amount paid or made by the Company pursuant to this Section 7 were not necessary to accomplish the purpose of this Section 7, the Executive (at the Company’s sole expense, on an after-tax basis) shall promptly cooperate with the Company to correct such overpayments (by way of assigning any refund to the Company as provided herein, by direct repayment or otherwise) in a manner consistent with the purpose of this Section 7, which is to protect the Executive by making her whole, but not more than whole, on an after-tax basis, from the application of the Excise Tax.

8. INDEMNIFICATION AND INSURANCE

During the Term and thereafter, the Executive shall be entitled to indemnification to the fullest extent permitted in accordance with the By-Laws and/or charters or other formation and governing documents of the Company and its subsidiaries and affiliates and as provided under the terms of the Company’s directors and officers liability and (if applicable) fiduciary liability insurance policies (the “Policies”), as the Policies may be amended from time to time, or any successor policy, provided, that any such policy shall have terms that are, in the aggregate, no less favorable than the terms of the relevant policy in effect on the Effective Date. If at any time the Company’s Board of Directors or a committee thereof approves a form of indemnification agreement for use with the Company’s directors or officers, then the Company shall enter into an indemnification agreement with the Executive containing the same terms and conditions as are contained in such form of indemnification agreement.

9. TAXES

Except as otherwise provided in Section 7 of this Agreement, the Company shall withhold from all amounts payable under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such payments.

10. CONFIDENTIALITY AND NON-SOLICITATION

(a) The Executive acknowledges that the information, observations and data obtained by her while employed by the Company concerning the business or affairs of the Company and its subsidiaries and affiliates which are not available to the public, customers, suppliers and competitors of the Company which are in the nature of trade secrets, are proprietary or the disclosure of which could reasonably be expected to cause a financial loss to the Company, or otherwise have an adverse effect on the Company (“Confidential Information”) are the property of the Company or such subsidiary or affiliate. Therefore, the Executive agrees that, except as required by law or the rules of any national securities exchange, she shall not disclose to any unauthorized person or use for her own account any Confidential Information without the prior written consent of the Board, unless and to the extent that any of the aforementioned matters becomes generally known to the public or is ascertainable from public or published information and is available for use by the public other than as a result of the Executive’s acts or omissions to act. The Executive shall deliver to the Company any time the Company may request in writing, all copies of all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data, or the portions thereof, that contain the Confidential Information, which she may then possess or have under her control.

(b) During the Term and for twenty-four (24) months thereafter, the Executive shall not either directly or indirectly through another entity, (i) induce or attempt to induce any management or other key employees of the Company or its subsidiaries or affiliates to leave the employ of the Company or such subsidiary or affiliate, or in any way interfere with the relationship between the Company or its subsidiaries or affiliates and any such employee, or (ii) hire any person who was a management or other key employee of the Company or its subsidiaries or affiliates at any time during the Executive’s employment with the Company.

(c) If, at the time of enforcement of this Section 10, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances, if less, shall be substituted for the stated duration, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover, if less, the maximum period, scope and area permitted by law.

(d) In the event of the breach or a threatened breach by the Executive of any of the provisions of this Section 10, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

11. SUCCESSORS; BINDING AGREEMENT

(a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, any corporation acquiring directly or indirectly all or substantially all of the Common Stock, business or assets of the Company, whether by merger, restructuring, reorganization, consolidation, sale or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). Each of the Company’s subsidiaries is hereby acknowledged to be a third-party beneficiary with respect to the provisions of Section 10 hereof and shall be entitled to enforce such provisions as if it were a party hereto.

(b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of the Executive’s death or of a judicial determination of her incompetence, reference in this Agreement to the Executive shall be deemed to refer, as appropriate, to her beneficiary, estate or other legal representative.

12. NO MITIGATION; NO OFFSET

The Company agrees that, subsequent to the Executive’s termination of employment by the Company, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to her due under this Agreement, and that the amount of any payment that the Company is obligated to make to the Executive shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

13. NOTICE

For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or (unless otherwise specified) when mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Susan R. Nowakowski

[Address]

With a copy to:

Morrison & Foerster LLP

3811 Valley Centre Drive, Suite 500

San Diego, CA 92130

Attn: Craig A. Schloss, Esq.

If to the Company:

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, CA 92130

Attention: Chairman of the Board

c/o Senior Vice President, General Counsel and Secretary

With a copy to:

Senior Vice President, General Counsel and Secretary of AMN Healthcare Services, Inc., at the address above or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. SURVIVORSHIP

The respective rights and obligations of the parties hereunder, including the rights and obligations set forth in Sections 6, 7, 8, 9 and 10 of this Agreement, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

15. REPRESENTATIONS AND WARRANTIES

(a) The Company represents and warrants that (i) it is fully authorized and empowered to enter into this Agreement and that the Board has approved the terms of this Agreement, (ii) the execution of this Agreement and the performance of its obligations under this Agreement will not violate or result in a breach of the terms of any material agreement to which the Company is a party or by which it is bound, (iii) no approval by any governmental authority or body is required for it to enter into this Agreement, and (iv) the Agreement is valid, binding and enforceable against the Company in accordance with its terms.

(b) The Executive hereby represents to the Company that the execution and delivery of this Agreement by the Executive and the Company, and the performance by the Executive of the Executive’s duties hereunder, shall not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement to which the Executive is a party or otherwise bound.

16. MISCELLANEOUS

The parties hereto agree that this Agreement contains the entire understanding and agreement between them, and supersedes all prior understandings and agreements between the parties respecting the employment by the Company of the Executive (including, without limitation, the Executive Severance Agreement, dated as of November 19, 1999), and that the provisions of this Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretations, construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to conflict of laws principles. The parties hereby consent to the jurisdiction of the state and federal courts located within the State of California.

17. VALIDITY

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

18. COUNTERPARTS

This Agreement may be executed in one or more counterparts (and by facsimile), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Remainder of the Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and the year first above written.

AMN HEALTHCARE SERVICES, INC.

Name: Title:

Susan R. Nowakowski

EXHIBIT A

NON QUALIFIED STOCK OPTION AGREEMENT

AMN HEALTHCARE SERVICES, INC.

STOCK OPTION PLAN

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”), made this DATE by and between AMN Healthcare Services, Inc. (the “Company”), a Delaware corporation, and NAME (the “Optionee”).

W I T N E S S E T H:

WHEREAS, the Company sponsors the AMN Healthcare Services, Inc. Stock Option Plan (the “Plan”), and desires to afford the Optionee the opportunity to acquire and maintain the Optionee’s ownership of the Company’s common stock, par value $.01 per share (“Stock”) thereunder, thereby strengthening the Optionee’s commitment to the welfare of the Company and Affiliates and promoting an identity of interest between stockholders and the Optionee.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Definitions.

The following definitions shall be applicable throughout the Agreement. Where defined terms are not defined herein, their meaning shall be that set forth in the Plan.

(a) “Affiliate” means (i) any entity that directly or indirectly is controlled by, or is under common control with the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means the Company or an Affiliate having “cause” to terminate an Optionee’s employment or service, as defined in any existing employment, consulting or any other agreement between the Optionee and the Company or a Subsidiary or Affiliate, or, in the absence of such an employment, consulting or other agreement, upon (i) the determination by the Committee that the Optionee has ceased to perform his duties to the Company or an Affiliate (other than as a result of his incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of his duties to such party, (ii) the Committee’s determination that the Optionee has engaged or is about to engage in conduct injurious to the Company or an Affiliate, (iii) the Optionee having been convicted of, or pleaded guilty or no contest to, a felony or a crime involving moral turpitude or (iv) the failure of the Optionee to follow the lawful instructions of the Board or his direct superiors; provided, however, that in the instances of clauses (i), (ii) and (iv), the Company or Affiliate, as applicable, must give the optionee twenty (20) days’ prior written notice of the defaults constituting “cause” hereunder.

(d) “Change in Control” shall, unless in the case of a particular Option the applicable Stock Option Agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) (other than any of the following (each an “Excluded Person”): HWH Capital Partners, L.P., HWP Capital Partners II, L.P., HWH Nightingale Partners, L.P., HWP Nightingale Partners II, L.P., Haas Wheat & Partners, L.P., any Affiliate of any of the foregoing, or any such group of which any of the foregoing is a member) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, or the acquisition by a Person other than an Excluded Person of at least thirty percent (30%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, if at such time the Excluded Persons in the aggregate own a lesser percentage of such securities than the Person making such acquisition of such securities;

(ii) the dissolution or liquidation of the Company;

(iii) the sale of all or substantially all of the business or assets of the Company; or

(iv) the consummation of a merger, consolidation or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), if immediately following such Business Combination: (x) a Person (other than an Excluded Person), is or becomes the beneficial owner, directly or indirectly, of a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), or (y) the Company’s shareholders cease to beneficially own, directly or indirectly, in substantially the same proportion as they owned the then outstanding voting securities immediately prior to the Business Combination, a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation). “Surviving Corporation” shall mean the corporation resulting from a Business Combination, and “Parent Corporation” shall mean the ultimate parent corporation that directly or indirectly has beneficial ownership of a majority of the combined voting power of the then outstanding voting securities of the Surviving Corporation entitled to vote generally in the election of directors.

(e) “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(f) “Committee” means a committee of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board. Unless the Board is acting as the Committee or the Board specifically determines otherwise, each member of the Committee shall, at the time he takes any action with respect to a Option under the Plan, be an Eligible Director, however the mere fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Option granted by the Committee which Option is otherwise validly made under the Plan.

(g) “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(h) “Company” means AMN Healthcare Services, Inc.

(i) “Disability” means a condition entitling a person to receive benefits under the long-term disability plan of the Company, a Subsidiary or Affiliate, as may be applicable to the Optionee in question, or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which the Optionee was employed or served when such disability commenced or, as determined by the Committee based upon medical evidence acceptable to it.

(j) “Effective Date” means July 24, 2001.

(k) “Eligible Director” means a person who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, or a person meeting any similar requirement under any successor rule or regulation and (ii) an “outside director” within the meaning of Section 162(m) of the Code, and the Treasury Regulations promulgated thereunder; provided, however, that clause (ii) shall apply only with respect to grants of Options with respect to which the Company’s tax deduction could be limited by Section 162(m) of the Code if such clause did not apply.

(l) “Eligible Person” means any (i) individual regularly employed by the Company, a Subsidiary or Affiliate who satisfies all of the requirements of Section 6; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director of the Company, or Affiliate or (iii) consultant or advisor to the Company, a Subsidiary or Affiliate who is entitled to participate in an “employee benefit plan” within the meaning of 17 CFR § 230.405 (which, as of the Effective Date, includes those who (A) are natural persons and (B) provide bona fide services to the Company other than in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities).

(m) “Exchange Act” means the Securities Exchange Act of 1934.

(n) “Fair Market Value,” on a given date means (i) if the Stock is listed on a national securities exchange, the mean between the highest and lowest sale prices reported as having occurred on the primary exchange with which the Stock is listed and traded on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Stock is not listed on any national securities exchange but is quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) on a last sale basis, the average between the high bid price and low ask price reported on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Stock is not listed on a national securities exchange nor quoted in the NASDAQ on a last sale basis, the amount determined by the Board to be the fair market value based upon a good faith attempt to value the Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service.

(o) “Grant Date” means DATE, which is the date specified in the authorization of the Option grant.

(p) “Non-Qualified Stock Option” means an Option granted by the Committee to an Optionee under the Plan which is not an incentive stock option as described in Section 422 of the Code.

(q) “Normal Termination” means termination of employment or service with the Company and Affiliates:

(i) by the Optionee;

(ii) upon retirement;

(iii) on account of death or Disability; or

(iv) by the Company, a Subsidiary or Affiliate without Cause.

(r) “Option” means an award granted under Section 2.

(s) “Option Period” means the period described in Section 2.

(t) “Option Price” means the exercise price for an Option as described in Section 2.

(u) “Optionee” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Option pursuant to Section 2.

(v) “Securities Act” means the Securities Act of 1933, as amended.

(w) “Stock” means the Common Stock or such other authorized shares of stock of the Company, as the Committee may from time to time authorize for use under the Plan.

(x) “Subsidiary” means any subsidiary of the Company as defined in Section 424(f) of the Code.

2. Grant of Option. Subject to the terms and conditions set forth herein, the Company hereby grants to the Optionee, during the period commencing on the date of this Agreement and ending the day prior to the tenth anniversary of the date hereof (the “Termination Date”), the right and option (the right to purchase any one share of Stock hereunder being an “Option”) to purchase from the Company, at $ per share (the “Option Price”), an aggregate of shares of Stock (the “Option Shares”). The original ten-year term of such Option shall be referred to herein as the “Option Period”. The Options are not intended to be “incentive stock options” within the meaning of Section 422 of the Code.

3. Limitations on Exercise of Option. As set forth in the Plan, and subject to the terms and conditions set forth herein, the Optionee may exercise 25% of the Option on and after the first annual anniversary of the Grant Date, an additional 25% of the Option on and after the second anniversary of the Grant Date, an additional 25% of the Option on and after the third anniversary of the Grant Date, and a final 25% of the Option on and after the fourth anniversary of the Grant Date.

4. Termination of Employment.

(a) If, prior to the end of the Option Period, the Optionee shall undergo a Normal Termination other than due to death or Disability, (i) the portion of the Option which is vested at the time of such Normal Termination shall be determined in accordance with Section 3, (ii) the portion of the Option which is not vested at the date of such Normal Termination shall expire on such date; and (iii) the portion of the Option which is vested at the date of such Normal Termination shall expire on the earlier of the Termination Date or the date that is three months after the date of such Normal Termination.

(b) If, prior to the end of the Option Period, the Optionee dies or incurs a Disability while still in the employ or service of the Company, a Subsidiary or

Affiliate, or if the Optionee dies within three months following a Normal Termination, (i) the portion of the Option which is not vested at the date of such termination shall expire on such date; and (ii) the portion of the Option which is vested at the date of such termination shall expire on the earlier of the Termination Date or the date that is twelve months after the date of such termination. In such event, the vested portion of the Option may be exercised as described above by the Optionee’s personal representative or executor, or by the person or persons to whom the Optionee’s rights under the Option pass by will or the applicable laws of descent and distribution.

(c) If, prior to the Termination Date, the Optionee is terminated from the employment or service with the Company for Cause or for reasons other than a Normal Termination, all portions of the Option then held by such Optionee (whether or not vested) shall expire immediately upon such cessation of employment or service.

5. Method of Exercising Option.

(a) The Optionee may exercise any or all of the Options after the time they become vested pursuant to Section 3 hereof by delivering to the Committee a written notice of exercise (in a form designated by the Committee) signed by the Optionee stating the number of Options that the Optionee has elected to exercise at that time and tendering the full payment of the Option Price of the shares of Stock to be thereby purchased from the Company. Payment of the Option Price of the shares may be made in cash and/or shares of Stock valued at the Fair Market Value at the time the Option is exercised (including any means of attestation of ownership of a sufficient number of shares of Stock in lieu of actual delivery of such shares to the Company; provided, however, that such shares are not subject to any pledge or other security interest and have either been held by the Optionee for six months, previously acquired by the Optionee on the open market or meet such other requirements as the Committee may determine necessary in order to avoid an accounting earnings charge in respect of the Option), or, in the discretion of the Committee, either (i) in other property having a fair market value on the date of exercise equal to the Option Price, (ii) by delivering to the Committee a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of loan proceeds, or proceeds of the sale of the Stock subject to the Option, sufficient to pay the Option Price, or (iii) by such other method as the Committee may allow.

(b) The Optionee may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any shares of Stock or other property deliverable under the Option or from any compensation or other amounts owing to the Optionee the amount (in cash, Stock or other property) of any required tax withholding and payroll taxes in respect of an Option, its exercise, or any payment or transfer under an Option or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(c) Without limiting the generality of clause (b) above, in the Committee’s sole discretion the Optionee may satisfy, in whole or in part, the foregoing withholding liability (but no more than the minimum required withholding liability) by delivery of shares of Stock owned by the Optionee (which are not subject to any pledge or other security interest and which have been owned by the Participant for at least 6 months or purchased on the open market) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of shares of Stock otherwise issuable pursuant to the exercise of the Option a number of shares with a Fair Market Value equal to such withholding liability.

6. Issuance of Shares. As promptly as practical after receipt of written notification of exercise and full payment of the Option Price together with any required income tax withholding, the Company shall issue or transfer to the Optionee, the number of shares with respect to which the Option has been so exercised (less shares withheld in satisfaction of tax withholding obligations, if any), and shall deliver to the Optionee a certificate or certificates therefor, registered in the Optionee’s name. The shares delivered to the Optionee pursuant to this Section 6 shall be free and clear of all liens, fully paid and non-assessable.

7. Company; Optionee.

(a) The term “Company” as used in this Agreement with reference to employment shall include the Company, its Subsidiaries and its Affiliates, as appropriate.

(b) Whenever the word “Optionee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiaries, the executors, the administrators, or the person or persons to whom the Options may be transferred by will or by the laws of descent and distribution, the word “Optionee” shall be deemed to include such person or persons.

8. Purchase for Investment; Legends. In the event that the offering of Option Shares with respect to which the Options are being exercised is not registered under the Securities Act, but an exemption is available that requires an investment representation or other representation, the Optionee, if electing to purchase Option Shares, shall represent that such Option Shares are being acquired for investment and not with a view to distribution thereof, and to make such other reasonable and customary representations regarding matters relevant to compliance with applicable securities laws as are deemed necessary by counsel to the Company. Stock certificates evidencing such unregistered Option Shares that are acquired upon exercise of the Options shall bear restrictive legends in substantially the following form and such other restrictive legends as are required or advisable under the provisions of any applicable laws or are provided for in the Shareholders Agreement or any other agreement to which Optionee is a party:

THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

AMENDED (THE “SECURITIES ACT”), NOR UNDER ANY STATE SECURITIES LAWS AND SHALL NOT BE TRANSFERRED AT ANY TIME IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SHARES AT SUCH TIME, OR (II) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL, TO THE EFFECT THAT SUCH TRANSFER AT SUCH TIME WILL NOT VIOLATE THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS.

9. Non-Transferability. The Options are not transferable by the Optionee other than to a designated beneficiary upon death, by will or the laws of descent and distribution, or upon approval of the Committee, to a trust solely for the benefit of the Optionee or his immediate family, and are exercisable during the Optionee’s lifetime only by him, or in the case of the Options being held by such a trust, by the trustee.

10. Forfeiture for Non-Compete Violation.

(a) Non-Compete. The grantee agrees that during the term of grantee’s employment and for a period of two years thereafter (the “Coverage Period”) the grantee will not engage in, consult with, participate in, hold a position as shareholder, director, officer, consultant, employee, partner or investor, or otherwise assist any business entity (i) in any State of the United States of America or (ii) in any other country in which the Company has business activities, in either case, that is engaged in any activities which are competitive with the business of providing healthcare or other personnel on a temporary basis to hospitals, healthcare facilities or other entities and any and all business activities reasonably related thereto in which the Company or any of its divisions, affiliates or subsidiaries are then engaged.

(b) Non-Solicit. The grantee agrees that during the Coverage Period, he shall not solicit, attempt to solicit or endeavor to entice away from the Company any person who, at any time during the Term was a traveling nurse or other healthcare professional, employee, customer, client or supplier of the Company.

(c) Confidential and Proprietary Information. The grantee agrees that he will not, at any time make use of or divulge to any other person, firm or corporation any confidential or proprietary information concerning the business or policies of the Company or any of its divisions, affiliates or subsidiaries. For purposes of this Agreement, any confidential information shall constitute any information designated as confidential or proprietary by the Company or otherwise known by the grantee to be confidential or proprietary information including, without limitation, customer information. Grantee acknowledges and agrees that for purposes of this Agreement, “customer information” includes without limitation, customer lists, all lists of professional personnel, names, addresses, phone numbers, contact persons, preferences, pricing arrangements, requirements and practices. Grantee’s obligation under this Section 10(c) shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of grantee; or (iii) is hereafter disclosed to grantee by a third party not under an obligation of confidence to the Company. Grantee agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential or proprietary information. Grantee recognizes that all such information, whether developed by the grantee or by someone else, will be the sole exclusive property of the Company. Upon termination of employment, grantee shall forthwith deliver to the Company all such confidential or proprietary information, including without limitation all lists of customers, pricing methods, financial structures, correspondence, accounts, records and any other documents, computer disks, computer programs, software, laptops, modems or property made or held by him or under his control in relation to the business or affairs of the Company or any of its divisions, subsidiaries or affiliates, and no copy of any such confidential or proprietary information shall be retained by him.

(d) Forfeiture for Violations. If the grantee shall at any time violate the provisions of Section 10(a), (b), or (c), the grantee shall immediately forfeit all options (whether vested or unvested) and any exercise of an option which occurs after (or within 6 months before) any such violation shall be void ab initio.

11. Rights as Stockholder. The Optionee or a transferee of the Options shall have no rights as a stockholder with respect to any share of Stock covered by the Options until the Optionee shall have become the holder of record of such share and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Stock for which the record date is prior to the date upon which she shall become the holder of record thereof.

12. Changes in Capital Structure. Options granted under the Plan and any Stock Option Agreements, the maximum number of shares of Stock subject to all Options stated in Section 5(a) of the Plan and the maximum number of shares of Stock with respect to which any one person may be granted Options during any period stated in Section 5(d) of the Plan shall be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Stock or other consideration subject to such Options or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Option or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. Any adjustments under Section 11 of the Plan shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the

Exchange Act. Further, with respect to Options intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without causing Options granted under the Plan to fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. The Company shall give each Optionee notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

Notwithstanding the above, in the event of any of the following:

(a) The Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by shareholders of the Company in a form other than stock or other equity interests of the surviving entity;

(b) All or substantially all of the assets of the Company are acquired by another person;

(c) The reorganization or liquidation of the Company; or

(d) The Company shall enter into a written agreement to undergo an event described in clauses (a), (b) or (c) above, then the Committee may, in its discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding Options and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Options based upon the price per share of Stock received or to be received by other shareholders of the Company in the event.

13. Effect of Change in Control.

(a) In the event of a Change in Control, notwithstanding any vesting schedule, the Option shall become immediately exercisable with respect to 100 percent of the shares subject to such Option and, to the extent practicable, such acceleration of exercisability shall occur in a manner and at a time which allows the Optionee the ability to exercise his Option and participate in the Change in Control transaction with respect to the Stock subject to such Option.

(b) In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the Optionee, cancel any outstanding portions of the Option and pay to the Optionee, in cash or stock, or any combination thereof, the value of such portions of the Option based upon the price per share of Stock received or to be received by other shareholders of the Company in the event.

(c) The obligations of the Company under this Agreement shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provisions for the preservation of the Optionee’s rights under this Agreement in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

14. Compliance with Law. Notwithstanding any of the provisions hereof, the Optionee hereby agrees that the Optionee will not exercise the Options, and that the Company will not be obligated to issue or transfer any shares to the Optionee hereunder, if the exercise hereof or the issuance or transfer of such shares shall constitute a violation by the Optionee or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company shall in no event be obliged to register any securities for sale under the Securities Act or to take any other affirmative action in order to cause the exercise of the Options or the issuance or transfer of shares pursuant thereto to comply with any law or regulation of any governmental authority.

15. Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by the Optionee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Optionee may be given to the Optionee personally or may be mailed to her at her address as recorded in the records of the Company.

16. No Right to Continued Employment. This Agreement shall not be construed as giving the Optionee the right to be retained in the employ or service of the Company, a Subsidiary or an Affiliate. Further, the Company or an Affiliate may at any time dismiss the Optionee or discontinue any consulting relationship, free from any liability or any claim under this Agreement, except as otherwise expressly provided herein.

17. Binding Effect. Subject to Section 9 hereof, this Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

18. Amendment of Agreement. The Committee may, to the extent consistent with the terms of this Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any portion of the Option heretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of the Optionee in respect of any Option already granted shall not to that extent be effective without the consent of the Optionee.

19. Option Subject to Plan. By entering into this Agreement, the Optionee agrees and acknowledges that the Optionee has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

20. Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AMN HEALTHCARE SERVICES, INC.

By:
Name:
Title:

OPTIONEE

By:
Name:

EXHIBIT B

CROSS RELEASE

1.	Executive Release.

In partial consideration of a portion of the payments and benefits described in the employment agreement (the “Agreement”), effective May 4, 2005, by and between Susan R. Nowakowski (the “Executive”) and AMN Healthcare Services, Inc. (the “Company”), to which the Executive agrees the Executive is not otherwise entitled, the Executive, for and on behalf of herself and her heirs and assigns, subject to the following two sentences hereof, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Executive ever had, now has or may have against the Company and any of its shareholders who hold in excess of five percent (5%) of the Company’s outstanding capital stock, and any of their respective subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners, members, employees, agents (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that the Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations. By signing the Release, the Executive acknowledges that she intends to waive and release any rights known or unknown that she may have against the Releasees under these and any other laws; provided, that the Executive does not waive or release claims with respect to the right to enforce Sections 6, 7 and 8 of the Agreement, any stock option or other equity agreements or arrangements to which Executive is a party or under which Executive has any rights as of the date hereof, and any plan governed by the Employee Retirement Income Security Act of 1974, as amended (the “Unreleased Claims”). In addition, the Executive does not release, discharge or waive any rights to indemnification that she may have under the certificate of incorporation, the By-Laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any other state of which such subsidiary or affiliate is a domiciliary, or any indemnification agreement between the Executive and the Company, or any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy.

2.	Proceedings.

The Executive acknowledges that she has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). The Executive represents that she is not aware of any basis on which such a Proceeding could reasonably be instituted. The Executive (i) acknowledges that she will not initiate or cause to be initiated on her behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Executive understands that by entering into the Agreement, she will be limiting the availability of certain remedies that she may have against the Company and limiting also her ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent the Executive from (i) initiating or causing to be initiated on her behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of her claims under ADEA contained in Section 1 of the Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

3.	Time to Consider.

The Executive acknowledges that she has been advised that she has twenty-one (21) days from the date of receipt of the Agreement to consider all the provisions of the Agreement and she does hereby knowingly and voluntarily waive said given twenty-one (21) day period. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT SHE HAS READ THE RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW SHE IS GIVING UP CERTAIN RIGHTS WHICH SHE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT SHE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THE RELEASE, AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.	Revocation.

The Executive hereby acknowledges and understands that the Executive shall have seven (7) days from the date of her execution of the Release to revoke the Release (including, without limitation, any and all claims arising under ADEA) and that neither the Company nor any other person is obligated to provide any benefits to the Executive pursuant to Sections 6 or 7 of the Agreement until eight (8) days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight- (8) day period. If the Executive revokes the Release, the Executive will be deemed not to have accepted the terms of the Release, and no action will be required of the Company under any section of the Release.

5.	Company Release.

For and in partial consideration of the undertakings of the Executive in Section 1 of this Release, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company hereby agrees, on behalf of the Company and its shareholders and any of their respective subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners and members (collectively, the “ Company Releasors”) to, and the Company Releasors do hereby release the Executive and her heirs and assigns (the “Executive Releasees”) from any and all common law, statutory or other complaints, claims, charges or causes of action of any kind which the Company Releasors ever had, now have or may have against the Executive Releasees or any of them, in law or equity, by reason of facts or omissions which have occurred on or prior to the date that the Company signs this Release, including, without limitation, in connection with or in relationship to the Executive’s employment or other service relationship with the Company, the termination of any such employment or service relationship, and claims of breach of contract, retaliation, fraud, and defamation (the “Company Released Claims”), provided that such Company Released Claims shall not include (i) any claims to enforce the Company Releasors’ rights or obligations under or with respect to Sections 6, 7 and 10 of the Agreement, (ii) any claim alleging conduct in the nature of fraud or any other action or omission that would constitute a felony under any federal, state or local law, or (iii) any claim alleging any violation of federal or state securities laws or regulations, including, without limitation, laws regarding trading while in the possession of material nonpublic information or involving “short swing” profit restrictions, and “blue sky laws” or any violation of any listing standard of any national securities exchange or quotation system upon which any equity security of the Company is listed or quoted.

6.	No Admission.

This Cross Release does not constitute an admission of liability or wrongdoing of any kind by the Executive or the Company.

7.	General Provisions.

A failure of any of the Releasees to insist on strict compliance with any provision of this Cross Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Cross Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Cross Release shall remain valid and binding upon the Executive and the Releasees.

8.	Governing Law.

The validity, interpretations, construction and performance of this Cross Release shall be governed by the laws of the State of California without giving effect to conflict of laws principles. The parties hereby consent to the jurisdiction of the state and federal courts located within the State of California.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand as of the day and year set forth opposite her signature below.

DATE	Susan R. Nowakowski

AMN HEALTHCARE SERVICES, INC.
DATE

Name:

Title: